Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the following Registration Statements:

■
Registration Statements on Form S-8 (Nos. 333-123540, 333-124441, 333-160512, 333-162674, 333-181422, 333-184344, 333-203175, 333-203176, 333-256179, 333-273751, 333-280078, 333-291553, and 333-294221), and

■	Registration Statements on Form S-3 (Nos. 333-207141, 333-280076, and 333-290763),

of Bed Bath & Beyond, Inc. of our report dated April 17, 2026, relating to the consolidated financial statements of The Brand House Collective, Inc. as of January 31, 2026 and February 1, 2025 and for the three years in the period ended January 31, 2026 appearing in this Current Report on Form 8-K/A of Bed Bath & Beyond, Inc.

/s/ Ernst & Young LLP

Nashville, Tennessee
May 8, 2026